EXHIBIT 10.9

           AMENDED AND RESTATED $279,794,52 NEGOTIABLE PROMISSORY NOTE

                                                                December 9, 2005

         For value received, General DataComm Industries, Inc, having an office at 6 Rubber Avenue, Naugatuck CT 06770 ("Payor"), promises to pay to the order of Howard S. Modlin, having an office at 445 Park Avenue, 15th floor, New York, New York 10022 ("Payee"), with interest at the rate of 10% per annum on the unpaid balance thereof from December 9 2005, the principal sum of $279,794.52 in lawful money of the United States of America. This Note is payable in three installments with $69,948.63 payable on September 29, 2006, $139,897.26 payable on September 30, 2007 and the balance of $69,948.63 payable at maturity on September 29, 2008. This Note may be prepaid at any time without penalty or premium. Interest which accrues during each calendar month shall be paid on the first day of the following calendar month during the term of this Note except the first interest payment shall be made May 1, 2006. This Note evidences an amendment and restatement of loan made to Payor by Payee on September 30, 2004 in the sum of $250,000 for the purpose of Payor paying and replacing indebtedness of a similar amount owed to Ableco Finance LLC, as Agent, and the Lenders, under Loan and Security Agreement dated as of August 20, 2002. Accrued unpaid Interest on the original Note replaced by this Note is included in principal amount payable.

         1. Payment of this Note is unconditional and shall be made without defense, counterclaim or offset, any defense to be asserted in a separate suit. If payment is not made on the installment date or at maturity or upon the occurrence of a Default, then interest shall accrue from such date until paid in full at the rate of 12% per annum or the maximum permitted by law, whichever is less. This Note is secured by a security agreement dated December 30, 2003, as amended.

         2. The term "Default" as used herein shall mean the failure of Payor to pay the principal or interest on this Note when due or the failure of Payor to perform any other obligation under this Note when required, or the security agreement securing this Note) or if an Event of Default exists under the Payor's Loan and Security Agreement with Ableco Finance LLC and such indebtedness is accelerated.

         3. Payor agrees to pay all costs and expenses of collection, including reasonable attorney's fees, in the event of acceleration of this Note by Payee or holder following Default.

         4. Presentation for payment, notice of dishonor, protest and notice of protest are hereby waived.

         5. This Note shall be governed by the laws of the State of Connecticut. The Payor of this Note hereby submits to the exclusive jurisdiction of the courts of general jurisdiction of the State of Connecticut, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the
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interpretation or enforcement of this Note, that it is not subject thereto or that such action, suit or proceeding may not be brought or it is not maintainable in such courts, or that this Note may not be enforced in or by such courts, or that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Payor by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided above.


                                       GENERAL DATACOMM INDUSTRIES, INC.

                                       By: /s/ WILLIAM G. HENRY
                                           -------------------------------------
                                           William G. Henry
                                           Title: Vice President, Finance
                                                  and Administration


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